Exhibit 99.2


August 1st, 2008



Mr David Gibson
D.E. Shaw Oculus Portfolios, L.L.C.
D.E. Shaw Valence Portfolios, L.L.C.
120 West 45" Street
Floor 39, Tower 45
New York, NY 10036
USA

Mr Michael Doniger
CR Intrinsic Investments, L.L.C.
Box 174
Mitchell House
The Valley
Anguilla,
British West Indies

Gentlemen:

As President and CEO of Orient-Express Hotels Ltd., I write in response to your letter of July 24, 2008 addressed to our Board.

The Company strongly disagrees with the suggestion in your letter that the Company's corporate governance structure is not permissible under Bermuda law. This corporate governance structure has been thoroughly analyzed by the Company's counsel and the Company is confident that it is valid and proper under Bermuda law. Furthermore, this structure, which has been in place since the Company became a public company in 2000, has been fully described in the Company's public filings and clearly disclosed to investors considering buying the Company's shares.

Very truly yours,

/s/ Paul M White

Paul M White
President & CEO
Orient-Express Hotels Ltd.

cc:   J B Hurlock Chairman
      Orient-Express Hotels Ltd.